Leonard E. Neilson
                         Attorney at Law
                       1121 East 3900 South
                       Suite 200,  Bldg. C
                     Salt Lake City, UT 84124
Phone:  (801) 288-2855                      Fax:  (801) 288-2850



                          August 7, 1996



CompuLoan Originations, Inc.
1935 East Vine Street
Suite 400
Salt Lake City, Utah 84121

               Re:  Form S-8 Registration Statement
                    Financial Services Agreement /  Roger P. Lund

To the Board of Directors:

     I have acted as counsel to CompuLoan Originations, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Act of shares of the Company's common stock, $.0001 par value ("Common Stock") which may be issued under an agreement for consulting services (the "Agreement").

     In rendering this opinion, I have examined the Registration Statement as well as a copy of the Company's Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings, and other corporate documents with respect to the issuance of the Common Stock. I have been furnished with originals, or copies certified to my satisfaction, of all such corporate or other records of the Company (the "Corporate Records") and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Corporate Records, I have presumed the authenticity of all signatures which existed on the Corporate Records and have presumed the veracity and regularity of all Corporate Records. I have also reviewed such statutes and judicial precedents as deemed relevant and necessary as a basis for the opinion hereinafter expressed.

     As to the question of fact material to this opinion letter, I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.





     2. The shares of Common Stock subject to the Registration Statement have been legally and validly authorized under the Articles of Incorporation and, when issued and sold in accordance with the terms of the Agreement and the manner contemplated by the Registration Statement, will be duly and validly issued and outstanding, fully paid and nonassessable.

     This opinion is limited to the laws of the State of Delaware and the federal securities laws and no opinion is expressed with respect to the laws of any other jurisdiction.

     I further consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without the prior written consent of the undersigned. This opinion is based on my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.

                                   Yours truly,



                                   Leonard E. Neilson

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